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EXHIBIT 11.0


STATEMENT RE:  COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              Nine months ended                 Three months ended
                                                September 30,                      September 30,
                                        ----------------------------        ----------------------------
                                           2003              2002              2003              2002
                                        ----------        ----------        ----------        ----------

Numerator:
      Net income                        $      865        $      531        $      380        $      163
Denominator:
      Denominator for basic
      earnings per
      share-weighted average
      shares                             1,151,210         1,145,942         1,152,906         1,145,506
Effect of dilutive securities:
      Stock options                         78,419            73,458            88,480            77,000
                                        ----------        ----------        ----------        ----------
Denominator for diluted earnings
      Per share                          1,229,629         1,219,400         1,241,386         1,222,506


Basic earnings per share                $     0.75        $     0.46        $     0.33        $     0.14
Diluted earnings per share              $     0.70        $     0.44        $     0.31        $     0.13
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